Exhibit 99.7

Confidential

MAYO SHATTUCK EMPLOYEE VIDEO SCRIPT

Good morning.

Today, we issued some very important and exciting news: Constellation Energy and FPL Group have agreed to merge in a

$28 billion transaction that will establish the combined enterprise as the nation’s leading competitive energy supplier and its second-largest electric utility.

The combined company will be known as Constellation Energy.

FPL Group, which is based in Juno Beach, Florida, is one of the country’s largest, strongest and fastest-growing utilities, and is also a leading competitive provider of clean and renewable fuels.

It owns and operates Florida Power & Light, one of the nation’s highest-ranked utilities for service reliability.

We, of course, are the nation’s leading wholesale and retail competitive power supplier.

This historic transaction thus brings together two strong, successful industry leaders with extensive and complementary assets and skill sets.

It combines the best of the competitive and regulated energy sectors.

As such, it will create growth potential for the combined enterprise that far exceeds what our two companies could have achieved separately.

And we believe it will create many new opportunities for personal and professional growth for both you and your future colleagues.

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The combined company will have a market capitalization of about $28 billion, annual revenues of about $27 billion, total assets of $57 billion, about 5.5 million gas and electric customers in Maryland and Florida, and nearly 22,000 employees.

The new company will have dual headquarters in Juno Beach and in Baltimore, which will remain the home of BGE as well as our competitive retail businesses.

I will serve as chairman of the Board and head of the combined company’s competitive businesses.  Lew Hay, my counterpart at the current FPL Group, will serve after the merger as Constellation Energy’s chief executive officer.  And I’m pleased to say that Follin will serve as chief financial officer.

The Boards and senior managements of both companies view this transaction as a true merger, combining two organizations with shared values, a shared commitment to our customers and communities and a commitment to growing shareholder value.

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We expect to complete the merger in 9 to 12 months.  What will we be doing between now and then?

First, we will be obtaining a number of necessary regulatory approvals, which are listed in the today’s press release.

Both companies also need to obtain approval from our respective shareholders.

We will be forming a joint team to plan for the smooth and seamless integration of the two companies – a plan that will be implemented after completion of the merger.

But while the merger proceeds through the approval process we will be doing business as usual, serving our customers and focusing on our current and 2006 business objectives.

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Let me touch upon one topic that is probably on your mind: what effect the merger will have on you?

While the specific organizational needs of the combined company will be worked out by the integration team, we do not anticipate that the merger will have a major impact on the staffing levels of either company.

The merger will result in some redundancy in areas of the company, which will have to be addressed but may be resolved through attrition.

We do not expect a significant number of job losses at either company.

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What you can do, and should do, now and in the months ahead, is exactly what you have been doing, serving our customers and communities, working hard, working safe, and helping to build the value of the company for all of our constituents.

I want to thank all of you for your many and continuing contributions to our success over the years.

Together, we’ve built Constellation Energy into one of the nation’s leading energy companies.

The merger we announced this morning will make us part of an even greater energy company.

I wish you and your families a healthy and happy holiday season.

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